Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-121469) and related Prospectus of The Ryland Group, Inc. for the registration of $350,000,000 Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Stock Purchase Units, Stock Purchase Contracts, Warrants to Purchase Debt Securities, Common Stock or Preferred Stock, and Guarantees of Debt Securities and to the incorporation by reference therein of our report dated January 20, 2004, with respect to the consolidated financial statements of The Ryland Group, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, as amended, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission, and our report dated January 20, 2004 (except for Note M, as to which the date is December 16, 2004), with respect to the consolidated financial statements of The Ryland Group, Inc. included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on December 20, 2004.

/s/ Ernst & Young LLP
Los Angeles, California
January 4, 2005